Exhibit 99.1

Item 6.	Selected Financial Data

The following selected financial data information should be read in conjunction with Item 7—“Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our consolidated financial statements, including the notes thereto, included elsewhere herein (dollars in thousands, except share and per share data).

	As of and For the Years Ended December 31
	2008	2007	2006	2005	2004
Operating Data:
Investment interest income	$691,287	$893,212	$138,639	$86,174	$63,942
Investment interest expense	(485,286)	(698,591)	(61,833)	(12,933)	(4,917)

Net interest margin	206,001	194,621	76,806	73,241	59,025
Total revenue	246,519	231,637	103,832	92,448	75,561
Provision for losses	(162,783)	(21,721)	(2,499)	—	—
Total expenses	(254,311)	(169,208)	(34,720)	(17,752)	(15,330)
Change in fair value of financial instruments	(552,437)	—	—	—	—
Asset impairments	(67,052)	(517,452)	—	—	—
Income (loss) from continuing operations	(617,070)	(435,991)	74,704	75,074	63,098
Net income (loss) available to common shares	(443,246)	(379,588)	67,839	67,951	60,878
Earnings (loss) per share from continuing operations
Basic	$(6.96)	$(6.16)	$2.11	$2.48	$2.36
Diluted	$(6.96)	$(6.16)	$2.09	$2.46	$2.35
Earnings (loss) per share:
Basic	$(6.99)	$(6.18)	$2.31	$2.59	$2.49
Diluted	$(6.99)	$(6.18)	$2.29	$2.57	$2.48
Balance Sheet Data:
Investments in mortgages and loans	$5,468,064	$6,378,050	$5,922,550	$714,428	$491,281
Investments in securities	1,920,883	3,827,800	5,138,311	—	—
Total assets	8,151,450	11,057,580	12,060,506	1,024,585	729,498
Total indebtedness	6,102,890	10,040,925	10,452,191	329,859	101,288
Total liabilities	6,882,109	10,474,982	10,739,829	414,890	187,311
Total equity	1,269,341	582,598	1,320,677	609,695	542,188

	As of and For the Years Ended December 31
	2008	2007	2006	2005	2004
Other Data:
Common shares outstanding, at period end, including unvested restricted share awards	64,842,571	61,018,231	52,151,412	27,899,065	25,579,948
Book value per share	$14.07	$6.78	$20.54	$17.34	$16.27
Ratio of earnings to fixed charges and preferred share dividends	— (1)	— (1)	1.9x	3.8x	6.4x
Dividends declared per share	$1.27	$2.56	$2.70	$2.43	$2.40

(1)	The ratio of earnings to fixed charges and preferred share dividends for the years ended December 31, 2008 and 2007 is deficient by $630.7 million and $447.8 million, respectively.